                                                               Exhibit (a)(1)(i)

                              KPMG CONSULTING, INC.

           OFFER TO EXCHANGE CERTAIN OUTSTANDING KPMG CONSULTING, INC. STOCK OPTIONS HAVING AN EXERCISE PRICE OF $55.50 PER SHARE

                             DATED: February 1, 2002

                             ----------------------

  THIS OFFER AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
      STANDARD TIME, ON FRIDAY, MARCH 1, 2002, UNLESS WE EXTEND THIS OFFER

      --------------------------------------------------------------------

We are offering eligible optionholders the opportunity to exchange outstanding options exercisable for our common stock with an exercise price of $55.50 per share, for replacement options which will be exercisable for the same number of shares of our common stock underlying the eligible options they replace, subject to adjustments for any stock splits, stock dividends and similar events. The replacement options will have a per-share exercise price equal to 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the date the replacement options are granted. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related documents attached hereto (all such documents together, as they may be amended from time to time, constitute the "offer"). This offer is completely voluntary and you are under no obligation to participate. Our directors and executive officers, each of whom is listed on Schedule A hereto, are not
                                              ----------
eligible to participate in this offer.

Options are eligible for exchange pursuant to this offer only if they are KPMG Consulting stock options which have an exercise price of $55.50 per share. If you want to tender any of your eligible options, you must tender all of the eligible options you hold, even if they were granted on different dates and whether or not they are vested. This means that you may not tender some of your eligible options and retain others, and that you may not tender only a portion of an outstanding eligible option. The term "tender" describes your act of requesting that we exchange your eligible options for replacement options as described in this offer to exchange. If you tender your eligible options and we accept them at the expiration of this offer, you will no longer have any rights to them.

You will be eligible to tender your eligible options for cancellation and exchange, and to receive replacement options pursuant to this offer, if you are currently and through the date the replacement options are granted continue to be an employee of KPMG Consulting or one of its subsidiaries. You are not eligible to participate in this program if you are a director or executive officer of KPMG Consulting at any point from the date hereof until the expiration of this offer.

We will grant replacement options to those eligible optionholders who properly tender their eligible options for cancellation in this offer and who remain employees of KPMG Consulting or one of its subsidiaries through the date replacement options are granted. The replacement options will (1) be exercisable for the same number of shares of our common stock underlying the eligible options that you elect to exchange and that we accept for exchange, subject to adjustments for any stock splits, stock dividends and similar events; (2) have a per-share exercise price equal to 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the date the replacement options are granted; (3) be granted under the KPMG Consulting, Inc. 2000 Long-Term Incentive Plan, as amended (which we refer to herein as the "2000 LTIP"); (4) subject to the terms and conditions of a new option grant agreement and award notice, vest 1/3 on each of the first three anniversaries of the date the replacement options are granted, regardless of the vesting schedule that was applicable to the eligible options tendered in exchange and regardless of whether or not your eligible options were fully or partially vested; and (5) expire 10 years after the date they are granted. In all other respects the terms of the replacement options will be the same as the terms of the eligible options they replace.

We expect to grant replacement options on a date (referred to herein as the "replacement grant date") at least 6 months and 1 day after the date we cancel eligible options accepted for exchange. If we accept your eligible options for cancellation on March 2, 2002, as we currently anticipate, the replacement grant date will be no earlier than September 3, 2002. As a result, the replacement options may have a higher exercise price than the eligible options you tender for cancellation.

If you satisfy the eligibility conditions, you can tender your eligible options for cancellation and exchange by delivering a properly completed Election Form to the attention of Linda Chan, Stock Plan Manager, by electronic mail
--------------------------------------------------
(US-optionexchange@kpmg.com), interoffice mail, facsimile (212-954-7113), or regular or overnight mail (KPMG Consulting, Inc., Attn: Option Exchange, 757 Third Avenue, 8th Floor, New York, NY, 10017). Your eligible options will not be considered tendered until your Election Form is received.

All eligible options we accept pursuant to this offer will be canceled soon after the expiration of this offer, which is currently scheduled for 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002, and will no longer be exercisable after that time.

If you want keep your eligible options and not participate in this offer, we ask that you complete the Election Form indicating your intent not to participate and promptly return the Election Form by one of the methods indicated above. Even if you return the Election Form indicating your nonparticipation, you may subsequently elect to tender your eligible options at any time prior to the expiration of this offer by delivering a properly completed Election Form as indicated above.

You can withdraw a previously delivered Election Form, and remove your eligible options from this offer, by delivering a properly completed Notice of Withdrawal to the attention of Linda Chan, Stock Plan Manager, by electronic mail
--------------------------------------------------
(US-optionexchange@kpmg.com), interoffice mail, facsimile (212-954-7113), or regular or overnight mail (KPMG Consulting, Inc., Attn: Option Exchange, 757 Third Avenue, 8th Floor, New York, NY, 10017). Your tendered eligible options will not be considered withdrawn until your Notice of Withdrawal is received. Notwithstanding the above, in the event that this offer expires and we have not accepted your tendered options for exchange, then you have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of this offer, which will be Friday, March 29, 2002.

Any Election Form or Notice of Withdrawal must be received before 12:00
                                                  --------
Midnight, Eastern Standard Time, on Friday, March 1, 2002, unless we extend the expiration date for this offer. If we extend this offer beyond that time, you may tender or withdraw your eligible options by delivering a properly completed Election Form or Notice of Withdrawal, as the case may be, so long as it is received before the extended expiration of this offer.

If you would prefer to receive hard copies, via mail or facsimile, of the documents we distribute in connection with this offer rather than receiving electronic copies via your KPMG Consulting e-mail account, you should contact Linda Chan, Stock Plan Manager, as soon as possible via telephone
(212-872-4394), facsimile (212-954-7113) or e-mail (US-optionexchange@kpmg.com).

This offer is not conditioned on a minimum number of options being tendered or a minimum number of optionholders participating. However, this offer is subject to conditions, including those which we describe in Sections 6 and 12. We are not
                                                 -----------------
making this offer to, nor will we accept any tender of options from or on behalf of, optionholders in any jurisdiction in which this offer to exchange or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer in any such jurisdiction.

PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF KPMG CONSULTING OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF KPMG CONSULTING OR ANY OF ITS SUBSIDIARIES UNTIL THE REPLACEMENT GRANT DATE. IF YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON, BEFORE THE GRANT OF REPLACEMENT OPTIONS, YOU

WILL LOSE ALL RIGHTS TO RECEIVE ANY REPLACMENT OPTIONS, AND YOUR TENDERED OPTIONS WILL NOT BE RETURNED TO YOU.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                    Page Number
                                                                    -----------
SUMMARY TERM SHEET -- QUESTIONS AND ANSWERS .......................      5
RISK FACTORS ......................................................     15
THIS OFFER ........................................................     18
      1.  Number of Eligible Options; Eligible Optionholders;
          Eligible Options; Expiration Date .......................     19
      2.  Purpose of this Offer ...................................     19
      3.  Procedures for Tendering Eligible Options ...............     19
      4.  Withdrawal Rights .......................................     20
      5.  Acceptance of Eligible Options for Exchange; Issuance
          of Replacement Options ..................................     21
      6.  Conditions of this Offer ................................     22
      7.  Price Range of Common Stock .............................     23
      8.  Source and Amount of Consideration; Terms of
          Replacement Options .....................................     24
      9.  Information Concerning KPMG Consulting; Summary
          Financial Information ...................................     27
      10. Interests of Directors and Officers; Transactions and
          Arrangements Concerning Securities of KPMG Consulting ...     30
      11. Status of Options Acquired by Us in this Offer;
          Accounting Consequences of this Offer ...................     31
      12. Legal Matters; Regulatory Approvals .....................     32
      13. Material Tax Consequences ...............................     32
      14. Extension of Offer; Cancellation; Amendment .............     35
      15. Fees and Expenses .......................................     35
      16. Additional Information ..................................     35
      17. Forward Looking Statements ..............................     36
      18. Miscellaneous ...........................................     37

Schedule A - Beneficial Ownership of Common Stock and Eligible
             Options

                   SUMMARY TERM SHEET -- QUESTIONS AND ANSWERS

This Summary Term Sheet -- Questions and Answers summarizes the material terms of this offer and responds to some of the questions you may have regarding this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying documents.

(1) Why is KPMG Consulting making this offer?

We are making this offer because a considerable number of the employees of KPMG Consulting and its subsidiaries have KPMG Consulting stock options with an exercise price of $55.50 per share, which is significantly above the current and recent trading prices of our common stock. These options were originally granted to give employees an equity interest in KPMG Consulting, thus motivating them to act in our long-term best interest and in the best interest of our stockholders, and to increase our ability to attract and retain highly competent employees. We believe that by re-aligning option prices closer to our current stock price we can maintain compensation packages that will better motivate and reward our employees, creating more effective performance incentives and ultimately maximizing stockholder value. See Section 2 ("Purpose of this Offer") and
                                  ---------
Section 8 ("Source and Amount of Consideration; Terms of Replacement Options").
---------
While we hope that this offer will ameliorate the current disparity between the market price of our common stock and the exercise price of eligible options, given the volatile and unpredictable nature of the economy and stock market we cannot guarantee that the replacement options will have a lower exercise price than the eligible options you elect to tender.

(2) How does this offer work?

If you are an eligible optionholder, you will have until 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002 (unless this offer is extended) to make a voluntary election to exchange eligible options for replacement options. If we accept your eligible options for cancellation and you continue to be eligible to receive replacement options (see Questions 11 through 18 for a discussion of
                                 -----------------------
eligibility), we will grant your replacement options on a date that is at least 6 months and 1 day after your eligible options are canceled. Subject to any adjustments for stock splits, stock dividends or similar events, each replacement option will be exercisable for the same number of shares of common stock into which your tendered eligible option was exercisable. The per-share exercise price of the replacement options to be granted pursuant to this offer will equal 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the date the replacement options are granted. The replacement options will be granted under the 2000 LTIP and, subject to the terms and conditions of a new option grant agreement and award notice, will vest 1/3 on each of the first three anniversaries of the date the replacement options are granted, regardless of the vesting schedule that was applicable to the eligible options tendered in exchange and regardless of whether or not your eligible options were fully or partially vested. The replacement options will expire 10 years after the date they are granted. See Questions 20 through 27 and
Section 8 ("Source and Amount ----------------------- --------- of
Consideration; Terms of Replacement Options") for more information on the terms of the replacement options.

If you want to tender any of your eligible options, you must tender all of them.
                                                                    ---
This means that you may not tender some of your eligible options and retain others, and that you may not tender only a portion of an outstanding eligible option. If you are an eligible optionholder and your eligible options are properly tendered and accepted by us for exchange, you will receive a Rights Letter shortly after the expiration of this offer. The Rights Letter will confirm that your options have been accepted for exchange and canceled, and will summarize your rights in this offer, including the material terms of this offer. See Question 37 and Section 3 ("Procedures for Tendering Eligible Options") for
    -----------     ---------
details on how to tender your eligible options.

(3) Can I receive documents relating to this offer in hard copy rather than via my KPMG Consulting e-mail account?

Yes. If you would prefer to receive hard copies, via mail or facsimile, of the documents we distribute in connection with this offer rather than receiving electronic copies via your KPMG Consulting e-mail account, you should contact Linda Chan, Stock Plan Manager, as soon as possible via telephone (212-872-4394), facsimile (212-954-7113) or e-mail (US-optionexchange@kpmg.com).

(4) Must I participate in this offer?

No. Participation is completely voluntary. If you would prefer to keep your eligible options and not participate in this offer, we ask that you complete the Election Form indicating your decision not to participate and promptly return the Election Form to Linda Chan as indicated in Question 37. Even if you return
                                                -----------
the Election Form indicating your nonparticipation, you may subsequently elect to tender your eligible options at any time prior to the expiration of this offer by delivering a properly completed and signed Election Form pursuant to the instructions indicated in Question 37 and Section 3 ("Procedures for
                              -----------     ---------
Tendering Eligible Options").

(5) How should I decide whether or not to tender my eligible options?

We understand that this will be a challenging decision. This offer does carry considerable risk, and there are no guarantees of our future stock performance or the price of our common stock on the replacement grant date. We advise you to consult with your financial advisor regarding the potential benefits of holding your options at different market prices for our common stock. Please review the Risk Factors which appear after this Summary Term Sheet -- Questions and Answers for some information regarding material risks associated with participation in this offer, including but not limited to the risk that, if you are not an employee of KPMG Consulting or its subsidiaries on the replacement grant date, you will not receive any replacement options and you will also not be entitled to any consideration for your eligible options that have been canceled.

(6) What do KPMG Consulting's executive officers and directors think of this offer?

Although the Compensation Committee of our Board of Directors has authorized us to make this offer, neither we nor our executive officers or the members of our Compensation Committee or our Board of Directors makes any recommendation as to whether or not you should tender your eligible options for exchange. You must make your own decision whether to tender eligible options.

(7) If I choose to tender options for exchange, can I tender just a portion of my eligible options?

No. Participation is "all or nothing," which means that you will not be able to exchange only a portion of your eligible options. Rather, you will have to decide whether you wish to exchange all of them or none at all, even if they were granted on different dates, and whether or not they are vested.

(8) Why doesn't KPMG Consulting simply reprice the eligible options?

In a "repricing," the exercise price of outstanding options would be reset closer to the current market price of our common stock, without the issuance of replacement options. Repricing of outstanding options results in "variable" accounting for the affected options, which could require us to record additional compensation expenses each quarter until such repriced options are exercised, canceled or expire. This could reduce our reported earnings for each fiscal quarter that any repriced options remained outstanding, which could have a material negative effect on our stock price performance and would be unfavorable to us and our stockholders. See Section 11 ("Status of Options Acquired by us in
                                ----------
this Offer; Accounting Consequences of this Offer").

(9) What securities may be tendered for exchange in this offer?

KPMG Consulting stock options which have an exercise price of $55.50 per share.

(10) Can I exchange both vested and unvested options?

Yes. You can exchange eligible options whether they are vested or unvested. However, any replacement options issued to you in exchange for tendered eligible options will, subject to the terms and conditions of a new option grant agreement and award notice, vest 1/3 on each of the first three anniversaries of the replacement grant date, regardless of the vesting schedule that was applicable to the eligible options tendered in exchange and regardless of whether or not your eligible options were fully or partially vested. This means that you will lose any accumulated vesting credit applicable to your tendered eligible options. See Questions 25 and 26.
                                                         -------------------

(11) Who is eligible to tender eligible options and to receive replacement options in this offer?

You will be eligible to tender your eligible options for cancellation and exchange, and to receive replacement options pursuant to this offer, if you are currently and through the date the replacement options are granted continue to be an employee of KPMG Consulting or one of its subsidiaries. You are not eligible to participate in this program if you are a director or executive officer of KPMG Consulting at any point between the date hereof and the expiration of this offer. See Questions 12 through 18 and Section 1 ("Number of
                              -----------------------     ---------
Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date") for more information on eligibility.

(12) Are executive officers and directors of KPMG Consulting eligible to participate in this offer?

No. When the Compensation Committee of our Board of Directors approved this offer, it excluded our executive officers and directors in order to assure that the program would be impartially structured and implemented without regard to any personal interests.

(13) Are employees of KPMG Consulting or its subsidiaries eligible for this offer if they reside outside of the United States?

Yes Optionholders who are otherwise eligible, and who reside outside the United States, are eligible for this offer. They are strongly encouraged to educate themselves about any special financial or tax considerations that may affect their decision to participate by consulting a financial and tax advisor in the country where they reside and work. Please see Question 32, the Risk Factors
                                               -----------
listed after this Summary Term Sheet -- Questions and Answers, Section 1
                                                               ---------
("Number of Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date") and Section 13 ("Material Tax Consequences") for more
                      ----------
information. In addition, in order to issue replacement options to optionholders residing outside of the United States we might be required to obtain regulatory approvals or exemptions from the applicable regulatory authorities. Although we do not anticipate any difficulties in obtaining the necessary approvals or exemptions in most foreign jurisdictions, it is possible that we will be unable to legally grant replacement options in some jurisdictions outside of the United States or that we will have to delay the issuance of those replacement options until such approvals or exemptions are obtained. Replacement options issued to eligible optionholders outside of the United States may be subject to certain conditions imposed by regulatory authorities.

(14) What if I am on an authorized leave of absence?

An employee who is on an authorized leave of absence and is otherwise an eligible optionholder will be able to tender eligible options prior to the expiration date of this offer. If you tender your options and they are accepted and canceled in this offer and you are on an authorized leave on the replacement grant date but otherwise remain eligible to receive replacement options on such date (see Questions 11 through 18 for information on eligibility), you will be
          -----------------------
entitled to a grant of replacement options on that date. Leave is considered "authorized" if it was approved in accordance with the policies or practices of KPMG Consulting or its subsidiary, as applicable. See Section 1 ("Number of
                                                      ---------
Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date").

(15) What if my employment with KPMG Consulting or one of its subsidiaries ends between the time my eligible options are tendered and canceled and the time my replacement options are granted?

If you tender your eligible options in this offer and they are accepted and canceled by us, but before your replacement options are granted you cease being an employee of KPMG Consulting or one of its subsidiaries for any reason, voluntarily or involuntarily, you will not receive any replacement options that would otherwise have been granted to you on the replacement grant date, and you will not have a right to any of your eligible options that were canceled, even if the eligible options you tendered were fully or partially vested.

However, if you tender your eligible options in this offer and cease being an employee of KPMG Consulting or one of its subsidiaries prior to the expiration
                                                       -----------------------
of this offer, your tendered eligible options will not be accepted for
-------------                                      ---
cancellation and you will retain your eligible options with their current terms and conditions. See Section 1 ("Number of Eligible Options; Eligible
                    ---------
Optionholders; Eligible Options; Expiration Date").

Participation in this offer does not confer upon you the right to remain an employee of KPMG Consulting or any of its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of KPMG Consulting or any of its subsidiaries until the replacement grant date. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, before the grant of the new options, you will lose all rights to receive any new options, and your tendered options will not be returned to you.

(16) What happens if I tender my eligible options, they are accepted and canceled in this offer, and I die after the expiration date of this offer but before the replacement grant date?

If you die after the expiration date of this offer and prior to the replacement grant date and your eligible options have been tendered and canceled, neither your estate nor your beneficiaries will receive a grant of replacement options or any other consideration or payment for such tendered and canceled eligible options, nor will they be able to reclaim the eligible options that were accepted and canceled.

However, if you die prior to the expiration date, we will not accept your
                    ----------------------------
eligible options for cancellation and your estate or beneficiaries will retain your eligible options with their current terms and conditions. See Section 1
                                                                   ---------
("Number of Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date").

(17) What happens if I tender my eligible options and KPMG Consulting is later subject to a change of control, such as a merger?

The replacement options will include the same vesting acceleration provisions as the canceled eligible options they replace. A change of control of KPMG Consulting that occurs after the replacement grant date would be subject to
                       -----
those provisions.

If we undergo a change of control, such as a merger, prior to the replacement
                                                     -----
grant date, it would be our intent to negotiate the terms of that transaction such that you could receive options to purchase securities of the acquirer or receive other consideration in exchange for your canceled eligible options. However, our Board of Directors must pursue the best interests of KPMG Consulting and its stockholders, and we cannot assure you that in the context of a proposed change of control we will be able to preserve your rights to receive replacement options on the terms described herein or at all. You might not be entitled to any consideration for any eligible options which you have tendered and which we have accepted and canceled, and you would not receive your canceled eligible options back. Even if you were granted replacement options, the change of control could affect the market price of our common stock, which could cause your replacement options to be granted with an exercise price that is higher than you might otherwise anticipate. In addition, your replacement options might represent the right to purchase securities of a company other than KPMG Consulting.

(18) Are there other circumstances under which I would not be granted replacement options even after I have tendered my eligible options and they are canceled, and even if I continue to be otherwise eligible to receive replacement options?

It is possible that even if we accept your tendered options, we will not issue replacement options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid any such prohibition.

(19) What are the conditions to this offer?

This offer is not conditioned upon a minimum number of options being tendered or a minimum number of optionholders participating. However, this offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of this offer. These events include, among other things, a change in accounting principles, a lawsuit challenging this offer, or a third-party tender offer for our common stock or other acquisition proposal. These and various other conditions are more fully described in Section 6 of this offer to exchange. Once
                                       ---------
this offer has expired and the tendered options have been accepted and canceled in this offer, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the replacement grant date. See Section 6 ("Conditions of this Offer"), Section 12 ("Legal Matters;
          ---------                               ----------
Regulatory Approval") and Section 14 ("Extension of Offer; Cancellation;
                          ----------
Amendment") for more information on our ability to cancel, extend or amend this offer.

(20) What will the terms of the replacement options be following the exchange?

The replacement options will have the same terms and conditions as the eligible options canceled in this offer, except for the exercise price, the expiration date and the vesting schedule. The replacement options will be granted under, and will be subject to the terms and conditions of, the 2000 LTIP and a new option agreement and award notice between you and us. The new option agreement and award notice will be substantially the same as the option agreement or agreements for your eligible options. See Questions 21 through 27 and Section 8
                                          -----------------------     ---------
("Source and Amount of Consideration; Terms of Replacement Options") for more information.

(21) How many replacement options will I receive in exchange for my tendered eligible options?

Provided you continue to be eligible to receive replacement options (see Questions 11 through 18 for information regarding eligibility), your replacement
-----------------------
options will cover a number of shares of common stock equal to the number of shares of common stock underlying the eligible options that you tender and that we accept for exchange. For example, if you properly tender eligible options (whether or not vested) covering 4,000 shares of our common stock, we would grant you replacement options covering 4,000 shares of our common stock. This number is subject to adjustments for any stock splits, stock dividends or similar events. See Section 8 ("Source and Amount of Consideration; Terms of
                    ---------
Replacement Options") for more information.

(22) What will be the per-share exercise price of the replacement options?

The per-share exercise price of the replacement options will be 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the replacement grant date. We cannot predict the exercise price of the replacement options. Because we will not grant replacement options until at least 6 months and 1 day after the date we cancel the eligible options accepted for exchange, it is possible that the replacement options will have a higher exercise price than your eligible options that are canceled in this offer, and therefore your replacement options could be worth less than your eligible options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options. See Section 7 for information
                                             ---------
concerning our historical common stock price. See Section 8 ("Source and Amount
                                                  ---------
of Consideration; Terms of Replacement Options") for more information on the terms of the replacement options.

(23) When will my replacement options expire?

Your replacement options will expire 10 years after the date they are granted. See Section 8 ("Source and Amount of Consideration; Terms of Replacement
    ---------
Options") for more information.

(24) Will my replacement options be incentive stock options or non-qualified stock options?

All options granted under the 2000 LTIP with an exercise price of $55.50 per share are non-qualified stock options. All replacement options will also be non-qualified stock options. This means that you might be subject to tax when you exercise your replacement option and when you sell the resulting shares of common stock. Please refer to Question 32 and Section 13 ("Material Tax
                              -----------     ----------
Consequences") for more information on possible tax consequences of this offer.

(25) When will my replacement options vest?

Your replacement options will have a new vesting schedule, completely different than the vesting schedule applicable to your tendered eligible options. Your eligible options currently vest evenly over four years from the date they were originally granted. However, all replacement options will commence vesting on the replacement grant date and, subject to the terms and conditions of a new option grant agreement and award notice, will vest 1/3 on each of the first three anniversaries of the replacement grant date, regardless of the vesting schedule that was applicable to the eligible options tendered in exchange and regardless of whether or not your eligible options were fully or partially vested. If you elect to tender your eligible options for exchange in this offer, you will lose the benefit of any vesting that has already occurred with regard to your eligible options. For example, assume you hold an eligible option which is vested (but unexercised) as to 50%, or 750 shares, of 1,500 underlying shares of common stock. Your replacement option would still cover 1,500 underlying shares of common stock, but would not be vested as to any underlying shares until the
                     -----------------------------------------------
first anniversary of the replacement grant date, at which point, subject to the terms and conditions of a new option grant agreement and award notice, it would be vested as to 1/3, or 500 shares, and an additional 500 shares would vest on each of the second and third anniversaries of the replacement grant date. See
Section 8 ("Source and Amount of Consideration; Terms of Replacement Options").
---------

(26) Will I have to wait longer to purchase common stock under my replacement options than I would under the eligible options I tender for exchange?

Your replacement options will be subject to a new vesting schedule, which will commence upon the replacement grant date. As a result, to the extent your eligible options are vested but unexercised, you will have to wait longer to purchase common stock under your replacement options than you would have under your eligible options. You will not be able to purchase any common stock at all under your replacement options until one year after the replacement grant date, at which point, subject to the terms and conditions of a new option grant agreement and award notice, the replacement options will be 1/3 vested.

(27) Can you give me a hypothetical example of how this offer to exchange is expected to work?

The following are representative hypothetical examples. Your situation is likely to vary in significant respects.

Assumptions regarding the hypothetical Option No. 1:
Grant Date:                January 31, 2000
Underlying Shares:         3,000 shares of common stock
Per-Share Exercise Price:  $55.50
Expiration Date:           January 31, 2010
Vesting Schedule:          Vests 25% on each of the first four anniversaries of
                           the grant date, therefore vested as to 1,500 shares as of January 31, 2002.

Assumptions regarding hypothetical Option No. 2:
Grant Date:                January 31, 2000
Underlying Shares:         1,200 shares of common stock
Per-Share Exercise Price:  $55.50
Expiration Date:           January 31, 2010
Vesting Schedule:          Vests 25% on each of the first four anniversaries of
                           the grant date, therefore vested as to 600 shares as of January 31, 2002.

Assumptions regarding the hypothetical Option No. 3:
Grant Date:                September 20, 2001
Underlying Shares:         1,000 shares of common stock
Per-Share Exercise Price:  $15.00
Expiration Date:           September 20, 2011
Vesting Schedule:          Vests 25% on each of the first four anniversaries
                           of the grant date.

Hypothetical last sale price of one share of common stock on the replacement grant date: $18.00 Only Option 1 and Option 2 would be eligible for tender in this offer. You may not tender Option 3 because the exercise price is not $55.50. If you would like to tender Option 1, you must tender your option to purchase all 3,000 shares, and you must also tender all 1,200 shares under
                           ---
Option 2. Assuming that the market price for our common stock is $18.00 per share on the replacement grant date, that the replacement grant date is September 3, 2002, and that you continue to be eligible to receive replacement options through the replacement grant date, you would be entitled to the following in exchange for Option 1 and Option 2:

Hypothetical replacement option for Option 1:
Underlying Shares:         3,000 shares of common stock
Per-Share Exercise Price:  $19.80

Expiration Date:           September 3, 2012
Vesting Schedule:          Subject to the terms and conditions of a new option
                           grant agreement and award notice, 1/3 of the 3,000 underlying shares, or 1,000 shares, will vest on each of September 3, 2003, 2004 and 2005 - the vesting credit previously applicable to 1,500 shares is forfeited.

Hypothetical replacement option for Option 2:
Underlying Shares:         1,200 shares of common stock
Per-Share Exercise Price:  $19.80
Expiration Date:           September 3, 2012
Vesting Schedule:          Subject to the terms and conditions of a new option
                           grant agreement and award notice, 1/3 of the 1,200 underlying shares, or 400 shares, will vest on each of September 3, 2003, 2004 and 2005 - the vesting credit previously applicable to 600 shares is forfeited.

(28) If I tender options pursuant to this offer, when will I be granted replacement options?

We expect to grant the replacement options on a business day that is at least 6 months and 1 day after the date we cancel the eligible options accepted for exchange, to persons who properly tendered their eligible options and who continue to be eligible to receive replacement options (see Questions 11 through
                                                            --------------------
18 for more information on eligibility) on such date. If we cancel properly
--
tendered eligible options on March 2, 2002, as we anticipate, the replacement grant date will be no earlier than September 3, 2002. However, if we extend the expiration date of this offer, the replacement grant date may also be extended. See Section 5 ("Acceptance of Eligible Options for Exchange; Issuance of
    ---------
Replacement Options") and Section 11 ("Status of Options Acquired by Us;
                          ----------
Accounting Consequences of this Offer").

(29) Why won't I receive my replacement options immediately after the expiration of this offer?

If we were to grant the replacement options on any date that is earlier than 6 months and 1 day after the date we cancel the eligible options accepted for exchange, and the replacement options had an exercise price that was lower than $55.50 per share, we would be required to employ what is called "variable accounting," which, as described above, is an unfavorable accounting treatment for financial reporting purposes. This could reduce our reported earnings for each fiscal quarter that the replacement options remain outstanding, which could have a negative effect on our stock price. See Section 11 ("Status of Options
                                               ----------
Acquired by Us; Accounting Consequences of this Offer").

(30) What will happen to the eligible options that I tender and you accept for exchange?

We expect that tendered options that are accepted for exchange will be canceled on the day after the expiration date of this offer. Those options will no longer be exercisable after that date. See Section 5 ("Acceptance of Eligible Options
                                    ---------
for Exchange; Issuance of Replacement Options").

(31) Will my decision concerning whether or not to tender my eligible options in this offer affect my eligibility to receive other option grants before the replacement grant date?

We do not intend to grant options to current employees prior to the replacement grant date whether or not they participated or were eligible to participate in this offer. In other words, whether or not you elect to tender your eligible options in this offer, it is unlikely that you will receive any option grants until the replacement options have been granted. Thus, we intend to make the performance stock option grants and promotion stock option grants relating to our fiscal 2002 performance or the same day as the replacement options are granted. See Section 10 ("Interests of Directors and Officers; Transactions and
             ----------
Arrangements Concerning Securities of KPMG Consulting") for more information on the promotion grants and Section 11 ("Status of Options Acquired by Us;
                         ----------
Accounting Consequences of this Offer") for information on the applicable accounting rules.

(32) Will I have to pay taxes if I exchange my eligible options in this offer?

We strongly recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to this offer, including under the laws of the country that applies to you. We are not responsible for any personal adverse tax or other financial consequences that may result from your voluntary participation in the exchange. See Section 13 ("Material Tax
                                                  ----------
Consequences") for more information.

Tax Residents of the United States.

If you exchange your eligible options for replacement options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time we accept tendered options for exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the replacement options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes.

Tax Residents of Canada

We do not believe that you will be required to recognize any taxable income solely as the result of the exchange of your eligible options for replacement options. We believe that the tender of your eligible options is viewed as the delivery of the options for no consideration, followed by the subsequent grant of the replacement options which will be taxed in accordance with the usual rules. However, the manner in which the Canada Customs and Revenue Agency ("CCRA") will treat this transaction is not certain. If the CCRA is of the view that the tender of eligible options and the grant of the replacement options must be viewed as a single transaction, then a tax-neutral exchange or "rollover" should be available for the exchange of your options. Alternatively, the CCRA might deem your eligible options to be repriced options; however, even in this case, it does not appear that you will be required to recognize any taxable income as a result of the option exchange nor should this result in the loss of the preferential 50% tax deduction ordinarily available upon the exercise of options.

Tax Residents of Egypt, Israel, Thailand and the United Kingdom

We do not believe that there will be a tax liability when you exchange your eligible options for replacement options.

(33) What happens if, after the replacement grant date, my options end up "underwater" again?

This is a one-time offer and is not expected to be offered again in the future. Your eligible options are currently valid for 10 years from the date of initial grant. Your replacement options will expire 10 years after the replacement grant date. The per-share exercise price of any replacement options granted to you in return for your tendered options will be equal to 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the date the replacement option is granted, which we expect will be on or after September 3, 2002. Before the applicable replacement grant date, our common stock could increase in value, and the exercise price of the replacement options could be higher than the exercise price of eligible options canceled as part of this offer. In addition, the price of our common stock may appreciate or depreciate over the long term of your replacement options. We can provide no assurance as to the possible price of our common stock at any time in the future.

(34) What happens to options that are not eligible for exchange, or that I choose not to tender, or that are not accepted for exchange in this offer?

This offer will have no effect on those options that are not eligible options, on eligible options which you choose not to tender, or on eligible options which are not accepted for exchange in this offer. Those options will remain outstanding in accordance with, and subject to, their current terms.

(35) How long do I have to decide whether to participate in this offer? Can this offer be extended, and if so, how will I be notified of the extension?

You have until 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002 to tender your eligible options in this offer.

Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you via your KPMG Consulting e-mail account, or via mail or facsimile if you requested that we use that method of delivery in connection with this offer, no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration date. If this offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the replacement grant date may be extended if necessary to avoid the possibility that we would have to recognize any compensation charges which would reduce our reported earnings. See Section 6
                                                                       ---------
("Conditions of this Offer"), Section 12 ("Legal Matters; Regulatory Approvals")
                              ----------
and Section 14 ("Extension of Offer; Cancellation; Amendment") for more
    ----------
information on possible extension or other modification of this offer.

If you would prefer to receive hard copies, via mail or facsimile, of the documents we distribute in connection with this offer rather than receiving electronic copies via your KPMG Consulting e-mail account, you should contact Linda Chan, Stock Plan Manager, as soon as possible via telephone
(212-872-4394), facsimile (212-954-7113) or e-mail (US-optionexchange@kpmg.com).

(36) What should I do if I choose not to tender my eligible options for exchange in this offer?

If you choose to keep your eligible options and not participate in this offer, we ask that you complete the Election Form indicating your intent not to participate and promptly return the Election Form as directed in Question 37.
                                                                 -----------
This will aid us in our efforts with respect to administration of the exchange program. Even if you return the Election Form indicating your nonparticipation, you may subsequently elect to tender your eligible options at any time prior to the expiration of this offer by delivering a properly completed Election Form pursuant to the instructions in Question 37 and in Section 3
                                -----------        ---------
("Procedures for Tendering Eligible Options").

(37) How do I tender my eligible options for exchange?

To validly tender your eligible options pursuant to this offer you must, in accordance with the terms of the Election Form attached hereto and as further described in Section 3 ("Procedures for Tendering Eligible Options"), deliver a
             ---------

properly completed Election Form to the attention of Linda Chan, Stock Plan
                            -----------------------------------------------
Manager, by electronic mail pursuant to the instructions given below,
-------
interoffice mail, facsimile (212-954-7113), or regular or overnight mail (KPMG Consulting, Inc., Attn: Option Exchange, 757 Third Avenue, 8th Floor, New York, NY, 10017). Your eligible options will not be considered tendered your Election Form is received. Your properly completed Election Form must be received by 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If you miss this deadline, you will not be permitted to participate in this offer. We will only accept delivery of the signed Election Form by electronic mail, interoffice mail, facsimile, or regular or overnight mail. The method of delivery is at your option and risk. You are responsible for making sure that the Election Form is delivered before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure your Election Form is received on time.

Electronic Delivery of Election Form. The e-mail you received from David W. Black, our Executive Vice President and General Counsel, has an icon labeled "Election Form." Simply open that document, complete the form on your computer, and type your full name, as it appears on your option agreement, on the signature line. Then send the completed document as an attachment to US-optionexchange@kpmg.com.

If you are an eligible optionholder, you may tender your eligible options at any time before this offer expires at 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If we extend this offer beyond that time, you may tender your eligible options at any time until the extended expiration of this offer, if you remain an eligible optionholder through the extended expiration date. If you want to tender any of your eligible options, you must tender all of them. This means that you may not tender some of your eligible options and retain others, and that you may not tender only a portion of an outstanding eligible option. See Section 3 ("Procedures for Tendering Eligible Options").
            ---------

(38) When and how can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before this offer expires at 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. Notwithstanding the above, in the event that this offer expires and we have not accepted your tendered options for exchange, then you have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of this offer, which will be Friday, March 29, 2002. If you want to withdraw any of your tendered eligible options, you must withdraw all of them. See Section 4 ("Withdrawal Rights"). Any eligible options you withdraw will
    ---------
thereafter be deemed not properly tendered for purposes of this offer unless and until you properly re-tender those eligible options before the expiration date by again following the procedures described in Section 3 ("Procedures for Tendering Eligible Options").

To validly withdraw tendered eligible options, you must, in accordance with the terms of the Notice of Withdrawal attached hereto and as further described in
Section 4 ("Withdrawal Rights"), deliver a properly completed Notice of
---------
Withdrawal to the attention of Linda Chan, Stock Plan Manager, by electronic
-------------------------------------------------------------
mail as indicated below, interoffice mail, facsimile (212-954-7113), or regular or overnight mail (KPMG Consulting, Inc., Attn: Option Exchange, 757 Third Avenue, 8th Floor, New York, NY, 10017). Your tendered eligible options will not be considered withdrawn until your Notice of Withdrawal is received. Your properly completed Notice of Withdrawal must be received by 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If you miss this deadline but remain an employee of KPMG Consulting or one of its subsidiaries, any previously tendered eligible options will be canceled and exchanged pursuant to this offer. We will only accept delivery of the Notice of Withdrawal by electronic mail as indicated below, interoffice mail, facsimile, or regular or overnight mail. The method of delivery is at your option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure your Notice of Withdrawal is received on time.

Electronic Delivery of Notice of Withdrawal. The e-mail you received from David
W. Black, our Executive Vice President and General Counsel, has an icon labeled "Notice of Withdrawal." Simply open that document, complete the form on your computer, and type your full name, as it appears on your previously delivered Election Form, on the signature line. Then send the completed document as an attachment to US-optionexchange@kpmg.com. You may deliver your Notice of Withdrawal via electronic mail even if you delivered the Election Form via mail or facsimile.

(39) When will I receive my new option agreement and award notice?

We expect that you will receive your new option agreement and related award notice approximately 30 calendar days after the replacement grant date. See
Section 8 ("Source and Amount of Consideration; Terms of Replacement Options").
---------

(40) If I tender eligible options in this offer, am I giving up my rights to them?

Yes. When you tender your eligible options and we accept them for exchange, those options will be canceled and you will no longer have any rights to them, even if for any of the reasons listed in Questions 15 through 18 above, you become ineligible to receive replacement options in exchange for the canceled options.

(41) How will I know whether you have received my Election Form?

We will notify you via your KPMG Consulting e-mail account, or via mail or facsimile if you requested that we use that method of delivery in connection with this offer, to confirm receipt of your Election Form shortly after we receive it. Even if you return your Election Form via electronic mail, we will confirm receipt via hard copy if you have requested that we deliver hard copies of documents we distribute in connection with this offer. However, it is your responsibility to ensure that your Election Form or Notice of Withdrawal, as applicable, is received prior to the appropriate deadline.

If you would prefer to receive hard copies, via mail or facsimile, of the documents we distribute in connection with this offer rather than receiving electronic copies via your KPMG Consulting e-mail account, you should contact Linda Chan, Stock Plan Manager, as soon as possible via telephone
(212-872-4394), facsimile (212-954-7113) or e-mail (US-optionexchange@kpmg.com).

(42) What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my eligible options for exchange in this offer?

If you do not turn in your Election Form by the deadline, then all eligible options held by you will remain intact at their original exercise price and on their original terms. If you prefer to keep your eligible options and not participate in this offer, we ask that you complete the Election Form indicating your intent not to participate in the exchange and promptly return the Election Form as directed in Question 37. Even if you return the Election
                    -----------

Form to us indicating your nonparticipation, you may subsequently elect to tender your eligible options at any time prior to the expiration of this offer by delivering a properly completed Election Form pursuant to the instructions in Question 37 and in Section 3 ("Procedures for Tendering Eligible Options").
-----------        ---------

(43) Where can I get information regarding my existing options?

You can obtain information about your existing options, including grant date, exercise price, vesting schedule and number of underlying shares, at http://www.msdw-spa.com. This site is hosted by our stock option administrators, Morgan Stanley. To access the site you will need your "Login I.D." (which is generally your social security number if you are a U.S. taxpayer, your social insurance number if you are a Canadian resident, and your Stock Plan I.D. if you are an Israeli, Egyptian, Thai or U.K. resident) as well as your six-digit "password," which is your personal identification number or "PIN". If you do not know your PIN, you can call Morgan Stanley's Participant Service Center at 1-888-316-4418 or 1-201-533-4004 to speak with a customer service agent.

If you are unable to access this internet site, you should contact:

KPMG Consulting, Inc.
757 Third Avenue
8th Floor
New York, NY, 10017
Attention: Linda Chan, Stock Plan Manager
Telephone: 212-872-4394
Facsimile: 212-954-7113
e-mail: US-optionexchange@kpmg.com

(44) Whom can I contact for more information regarding this offer, if I have any questions regarding this offer, or if I need additional copies of this offer to exchange or any documents attached hereto or referred to herein?

For additional information, documents or assistance, you should contact:

KPMG Consulting, Inc.
757 Third Avenue
8th Floor
New York, NY, 10017
Attention: Linda Chan, Stock Plan Manager
Telephone: 212-872-4394
Facsimile: 212-954-7113
e-mail: US-optionexchange@kpmg.com

                                  RISK FACTORS

Participation in this offer involves a number of potential risks, including those described below. You should carefully consider the risks described below and the risk factors under the heading entitled "Factors Affecting Future Financial Results" attached as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the Securities and Exchange Commission, which we refer to herein as the "SEC," on November 14, 2001. We encourage you to speak with a financial and tax advisor as necessary before deciding whether or not to request that we exchange your eligible options in this offer. In addition, we strongly urge you to read the rest of these materials before deciding whether or not to request that we exchange your options in this offer.

If you properly tender your eligible options, this offer expires and your eligible options are accepted and canceled as part of this offer, but, prior to the replacement grant date, you cease being an employee of KPMG Consulting or one of its subsidiaries for any reason (including your death) you will have no rights to your eligible options and you will not receive any replacement options. Once your eligible options are canceled, they are no longer exercisable and you lose all rights to them. If your eligible options are canceled and your employment is terminated for any reason (including your death), you will not be entitled to any replacement options or other consideration in exchange for your canceled eligible options, and you will not be able to reclaim your eligible options. However, if your eligibility ends prior to the expiration date, your
                                           -----
tendered eligible options will not be accepted by us and you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions. See Questions 15 and 16 and Section 1 ("Number of Eligible
                          -------------------     ---------
Options; Eligible Optionholders; Eligible Options; Expiration Date").

If the market price of our common stock increases after the date you tender your eligible options for exchange and they are accepted and canceled, the replacement options you receive in exchange for them might be worth less than the eligible options. The per-share exercise price of any replacement options granted to you in return for your tendered eligible options will be equal to 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the date the replacement options are granted. Before the replacement grant date, our shares could increase in value, and the exercise price of the replacement options could be higher than the exercise price of eligible options canceled as part of this offer.

You will be unable to exercise any rights under either your canceled eligible options or the replacement options during the period between the cancellation of your eligible options and the grant of your replacement options. We expect to issue replacement options no earlier than 6 months and 1 day after the eligible options are canceled in this offer. As a result, for a period of longer than 6 months you will not have the benefit of your eligible options or of any replacement options.

You will lose the potential benefit of any vested eligible options that are canceled in this offer. The replacement options you receive in exchange for your tendered eligible options will not vest at all until one year after the replacement grant date, even if the eligible options you tendered were partially or fully vested. Any replacement options issued to you will, subject to the terms and conditions of a new option grant agreement and award notice, commence vesting on the replacement grant date and vest 1/3 on each of the first three anniversaries of the replacement grant date. For example, assume you hold an eligible option which is vested (but unexercised) as to 50% of 1,000 underlying shares of common stock. Your replacement option would still cover 1,000 underlying shares of common stock, but would not be vested until the first
                                       -------------------
anniversary of the replacement grant date, at which point, subject to the terms and conditions of a new option grant agreement and award notice, it would be 1/3 vested, and an additional 1/3 of the replacement option would vest on each of the second and third anniversaries of the replacement grant date. As a result, to the extent your eligible options are vested but unexercised, you will have to wait longer to purchase common stock under your replacement options than you would have under your eligible options. In addition, you will generally forfeit any portion of the shares underlying replacement options that are not vested when your employment with us terminates for any reason.

If we are acquired by or merge with another company, your replacement options might be worth less than the eligible options you tendered for them, or you might not receive any replacement options at all even though your eligible options were already canceled. If we undergo a change of control, such as a merger, prior to the replacement grant date, it could result in your not being granted any replacement options. In that event, you would not be entitled to any consideration for any eligible options you tendered and we accepted for cancellation, or to receive your canceled eligible options back. Even if you are granted replacement options, the change of control event could affect the market price of our common stock, which could cause your replacement options to be granted with an exercise price that is higher than you might otherwise anticipate. In addition, your replacement options might represent the right to purchase securities of a company other than KPMG Consulting.

If you reside outside of the United States, we may be legally unable to grant your replacement options. In order to issue replacement options to optionholders residing outside of the United States, we might be required to obtain regulatory approvals or exemptions from the applicable regulatory authorities. Although we intend to use commercially reasonable efforts to obtain such approvals or exemptions, and do not anticipate any difficulties in obtaining them in most foreign jurisdictions, it is possible that it will be impracticable or impossible for us to legally grant replacement options in some jurisdictions outside of the United States, or that we will have to delay the issuance of those replacement options until all approvals or exemptions are obtained. Replacement options issued to eligible optionholders outside of the United States may be subject to different terms and/or certain conditions imposed by regulatory authorities. If it is impracticable or impossible for us to legally grant your replacement options because you reside outside of the United States, you will have no rights to your eligible options and you will not receive any replacement options.

If you are an employee residing in Canada, you may be subject to tax when you exchange your eligible options for replacement options. See Question 32 and
                                                            -----------
Section 13 ("Material Tax Consequences") for more information.
----------

If you are eligible for this offer because you are an employee of KPMG Consulting or one of its subsidiaries, who is living or working in the United States, Canada, Egypt, Israel, Thailand or the United Kingdom, but are also subject to the tax laws of another country, you should be aware that there may be other tax consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

                                   THIS OFFER

1. Number of Eligible Options; Eligible Optionholders; Eligible Options; Expiration Date.

Upon the terms and subject to the conditions of this offer, as described in this offer to exchange and the documents attached hereto (collectively referred to herein as the "offer"), we are offering to grant replacement options under the KPMG Consulting, Inc. 2000 Long-Term Incentive Plan as amended (referred to herein as the "2000 LTIP") in exchange for eligible options that are properly tendered by eligible optionholders in accordance with Section 3 (and not validly
                                                      ---------
withdrawn pursuant to Section 4) before the "expiration date," as defined below,
                      ---------
and canceled in this offer. If you want to tender any of your eligible options, you must tender all of them. This means that you may not tender some of your eligible options and retain others, and that you may not tender only a portion of an outstanding eligible option.

You will be an "eligible optionholder" and be eligible to tender your eligible options for cancellation and exchange, and to receive replacement options pursuant to this offer, if you are currently and through the date the replacement options are granted continue to be an employee of KPMG Consulting or one of its subsidiaries. You are not eligible to participate in this program if you are a director or executive officer of KPMG Consulting at any point between the date hereof and the expiration of this offer.

You will not be eligible to tender eligible options or receive replacement options if your employment with KPMG Consulting or its subsidiary terminates for any reason, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder through the expiration of this offer will be able to tender eligible options prior to the expiration date of this offer. If you tender your options and they are accepted and canceled in this offer and you are on an authorized leave on the replacement grant date but otherwise remain eligible to receive replacement options through such date, you will be entitled to a grant of replacement options on that date. Leave is considered "authorized" if it was approved in accordance with policies or practices of KPMG Consulting or its subsidiary, as applicable.

If, for any reason, you are not an employee of KPMG Consulting or one of its subsidiaries through the replacement grant date, you will not receive any replacement options or any other consideration in exchange for your tendered options that we have accepted for exchange and you will not have any right to reclaim the eligible options you tendered, even if the eligible options you tendered were fully or partially vested.

Participation in this offer does not confer upon you the right to remain an employee of KPMG Consulting or any of its subsidiaries. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of KPMG Consulting or any of its subsidiaries until the replacement grant date.

"Eligible options" (those options which are eligible for exchange pursuant to this offer) are KPMG Consulting stock options which have an exercise price of $55.50 per share.

If all of your eligible options are properly tendered and canceled in this offer and you are entitled to receive replacement options, the number of shares issued upon exercise of the replacement options will be the same as the number of shares covered by the eligible options given up in exchange, subject to adjustments for any stock splits, stock dividends and similar events.

As of January 24, 2002, there were 5,951,257 shares of our common stock underlying outstanding eligible options. Of that amount, eligible options covering 247,766 shares of our common stock were held by persons not eligible to participate in this offer. As a result, if we receive and accept tenders of all currently outstanding eligible options from all optionholders who are eligible to participate in this offer, we expect that we will issue replacement options exercisable into an aggregate of 5,703,491 shares of our common stock.

This offer is scheduled to expire at 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002 (the "expiration date") unless and until we, in our sole discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See Sections 6, 12 and 14 for
                                                       ---------------------
a description of our rights to cancel, extend, and amend this offer.

For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time.

2.   Purpose of this Offer.

We are making this offer for compensatory purposes to maintain a performance-oriented environment for our employees. We originally issued the outstanding eligible options in order to:

     o give employees an equity interest in KPMG Consulting, thus motivating them to act in our long-term best interest and in the best interest of our stockholders; and

     o    increase our ability to attract and retain highly competent employees.

The eligible options have an exercise price of $55.50 per share, which is significantly above the current and recent trading prices of our common stock. We believe that by re-aligning option prices closer to our current stock price we can maintain compensation packages that will better motivate and reward our employees, creating more effective performance incentives and ultimately maximizing stockholder value. While we hope that this offer will ameliorate the current disparity between the market price of our common stock and the exercise price of eligible options, given the volatile and unpredictable nature of the economy and stock market we cannot guarantee that the replacement options will have a more favorable exercise price than the eligible options you tender.

Subject to the foregoing, and except as otherwise disclosed in this offer or in our filings with the SEC, and other than transactions among or between us and our subsidiaries and our affiliates, we presently have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
(c) any material change in our present dividend rate or policy, indebtedness or capitalization;
(d) any change in our present Board of Directors or management, other than changes in the number or term of directors or to fill any existing board vacancies in the ordinary course of business;
(e)  any material change to our employment contract with any executive officer;
(f)  any other material change in our corporate structure or business;
(g)  the delisting of our common stock from the Nasdaq National Market;
(h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the "Exchange Act");
(i) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
(j) except for our previously announced stock repurchase program, the acquisition by any person of our securities or the disposition of any of our securities; or
(k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we, our executive officers, or the members of our Compensation Committee or our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own financial and tax advisors. You must make your own decision whether to tender your options for exchange.

3.   Procedures for Tendering Eligible Options.

If you are an eligible optionholder, you may tender your eligible options at any time before this offer expires at 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If we extend this offer beyond that time, you may tender your eligible options at any time until the extended expiration of this offer, if you remain an eligible optionholder through the extended expiration date. If you want to tender any of your eligible options, you must tender all of them.
                                                                 ---
This means that you may not tender some of your eligible options and retain others, and that you may not tender only a portion of an outstanding eligible option.

Proper Tender of Eligible Options. To validly tender your eligible options pursuant to this offer you must, in accordance with the terms of the Election Form attached hereto, deliver a properly completed Election Form to the
                                                                 ------
attention of Linda Chan, Stock Plan Manager, by electronic mail
-------------------------------------------
pursuant to the instructions given below, interoffice mail, facsimile (212-954-7113), or regular or overnight mail (KPMG Consulting, Inc., Attn:
Option Exchange, 757 Third Avenue, 8th Floor, New York, NY, 10017). Except as described in the following sentence, the Election Form must be executed by the optionholder who holds the eligible options to be tendered exactly as such optionholder's name appears on the option agreement and related notice of award. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your eligible options will not be considered tendered until your Election Form is received. Your properly completed Election Form must be received by 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If you miss this deadline, you will not be permitted to participate in this offer. We will only accept delivery of the Election Form by electronic mail, interoffice mail, facsimile or regular or overnight mail. The method of delivery is at your option and risk. You are responsible for making sure that the Election Form is delivered before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure your Election Form is received on time.

Electronic Delivery of Election Form. The e-mail you received from David W. Black, our Executive Vice President and General Counsel, has an icon labeled "Election Form." Simply open that document, complete the form on your computer, and type your full name, as it appears on your option agreement, on the signature line. Then send the completed document as an attachment to US-optionexchange@kpmg.com.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither KPMG Consulting nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 and our acceptance of your
                                        ---------
tendered eligible options in accordance with Section 5. Our acceptance for
                                             ---------
exchange of eligible options tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

Subject to our rights to cancel, extend and amend this offer, we currently expect that we will accept and cancel, promptly after the expiration of this offer, all properly tendered options that have not been validly withdrawn. See Sections 6, 12 and 14 for a description of our rights to cancel, extend and
---------------------
amend this offer.

4.     Withdrawal Rights.

You may withdraw your tendered eligible options only in accordance with the provisions of this Section 4.
                   ---------
You may withdraw your tendered eligible options at any time before this offer expires at 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. Notwithstanding the above, in the event that this offer expires and we have not accepted your tendered options for exchange, then you have the further right to withdraw your tendered options beginning after the 40th business day following the commencement of this offer, which will be Friday, March 29, 2002. If you want to withdraw any of your tendered eligible options, you must withdraw all of them.

To validly withdraw tendered eligible options, you must, in accordance with the terms of the Notice of Withdrawal attached hereto, deliver a properly completed Notice of Withdrawal to the attention of Linda Chan, Stock Plan Manager, by
                     --------------------------------------------------
electronic mail as indicated below, interoffice mail, facsimile (212-954-7113), or regular or overnight mail (KPMG Consulting, Inc., Attn: Option Exchange, 757 Third Avenue, 8th Floor, New York, NY, 10017). The Notice of Withdrawal must specify the name of the optionholder who tendered the eligible options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be executed by the optionholder who tendered the eligible options to be withdrawn exactly as such optionholder's name appears on the Election Form previously submitted by the optionholder. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

Your tendered eligible options will not be considered withdrawn until your Notice of Withdrawal is received. Your properly completed Notice of Withdrawal must be received by 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002. If you miss this deadline but remain an employee of KPMG Consulting or one of its subsidiaries, any previously tendered eligible options will be canceled and exchanged pursuant to this offer. We will only accept delivery of the Notice of Withdrawal by electronic mail, interoffice mail, facsimile or regular or overnight mail. The method of delivery is at your option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure your Notice of Withdrawal is received on time.

Electronic Delivery of Notice of Withdrawal. The e-mail you received from David
W. Black, our Executive Vice President and General Counsel, has an icon labeled "Notice of Withdrawal." Simply open that document, complete the form on your computer, and type your full name, as it appears on your previously delivered Election Form, on the signature line. Then send the completed document as an attachment to US-optionexchange@kpmg.com. You may deliver your Notice of Withdrawal via electronic mail even if you delivered the Election Form via mail or facsimile.

Any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this offer unless and until you properly re-tender those eligible options before the expiration date by again following the procedures described in Section 3 ("Procedures for Tendering Eligible Options").
                        ---------

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

5.   Acceptance of Eligible Options for Exchange; Issuance of Replacement
     Options.

We reserve the right to cancel, extend or amend this offer. (See Section 6
                                                                 ---------
("Conditions of this Offer"), Section 12 ("Legal Matters; Regulatory Approval")
                              ----------
and Section 14 ("Extension of Offer; Cancellation; Amendment") for more
    ----------
information on our ability to cancel, extend or amend this offer). However, we expect that we will accept and cancel all properly tendered eligible options that have not been withdrawn by the expiration date, upon the terms and subject to the conditions of this offer, promptly following the expiration date. You will be granted replacement options no earlier than the first business day that is at least 6 months and 1 day following the date we accept options for exchange, assuming you remain eligible to receive replacement options through that date. If this offer is extended, then the grant date of the replacement options will also be extended if necessary to ensure that the replacement grant date is 6 months and 1 day following the date eligible options are canceled. This waiting period is necessary to avoid incurring any compensation expense against our earnings. Our Board of Directors or Compensation Committee, or our Chief Executive Officer pursuant to authority delegated by our Board of Directors or Compensation Committee, will select the actual grant date for the replacement options after the expiration date of this offer in accordance with the 2000 LTIP.

See Section 1 for details regarding eligibility requirements.
    ---------
For purposes of this offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn as, if and when we give notice to the optionholders of our acceptance for exchange of such eligible options. If you are an eligible optionholder and your eligible options are properly tendered and accepted by us for exchange, you will receive a Rights Letter shortly after the expiration of this offer. The Rights Letter will confirm that your options have been accepted for exchange and canceled, and will summarize your rights in this offer, including the material terms of this offer.

We expect that you will receive your new option agreement and related award notice approximately 30 calendar days after the replacement grant date.

If, for any reason, you are not an employee of KPMG Consulting or one of its subsidiaries through the replacement grant date, you will not receive any replacement options or any other consideration in exchange for your tendered options that we have accepted for exchange and you will not have any right to reclaim the eligible options you tendered, even if the eligible options you tendered were fully or partially vested.

Participation in this offer does not confer upon you the right to remain an employee of KPMG Consulting or any of its subsidiaries. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of KPMG Consulting or any of its subsidiaries until the replacement grant date.

6.   Conditions of this Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any eligible options tendered for exchange, and we may cancel, extend or amend this offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date, any of the following events has occurred:

(a) there shall have been any action or proceeding threatened, pending or taken, or approval, exemption or consent withheld or withdrawn and required to be obtained, or provided subject to conditions, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or to us or any of our subsidiaries, by or from any court, government or governmental, regulatory or administrative agency, authority or tribunal, in any such case that, in our reasonable judgment, would or might directly or indirectly:

     (i) make it illegal for us to accept some or all of the tendered options for exchange, or to issue some or all of the replacement options, or otherwise restrict or prohibit consummation of this offer or otherwise relate in any manner to this offer;

     (ii)  require that we obtain stockholder approval of this offer;

     (iii) delay or restrict our ability, or render us unable, to accept the tendered options for exchange or to grant replacement options for some or all of the tendered options; or

     (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries, or materially impair the contemplated benefits of this offer to us.

(b) there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, over-the-counter market, or Nasdaq, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(c) there is any commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes;

(e) another person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

     (i) any such person, entity or group has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group is formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

     (ii)  any such person, entity or group that has filed a Schedule 13D or
           Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common stock; or

     (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to us;

(f) there occurs any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(g) any decrease of greater than 50% in the market price of shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects or us or any of our subsidiaries;

(h) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 20% measured during any time period after the close of business on the date hereof;

(i) any change or changes occurs in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or any of our subsidiaries that, in our reasonable judgment, is or may be material to us or materially impairs or may materially impair the contemplated benefits of this offer to us; or

(j) in case any of the foregoing exist at the date hereof, a material acceleration or worsening thereof.

The conditions to this offer are for our benefit. We may assert them in our sole discretion prior to the expiration of this offer regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of this offer, in our sole discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this
Section 6 will be final and binding upon all persons. Upon any cancellation of
---------
this offer, all eligible options, whether or not tendered as part of this offer, will remain outstanding upon their current terms and conditions.

7.   Price Range of Common Stock.

Our outstanding eligible options give optionholders the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock began trading on the Nasdaq National Market on February 8, 2001, under the symbol "KCIN." The following table shows, for the periods indicated, the high and low sales prices of our common stock as reported by Nasdaq.

                                                                Sales Price Per Share
                                                                ---------------------
                                                                 High            Low
                                                                ------         ------
Fiscal Year ending June 30, 2002
Second Quarter (ending December 31, 2001) ..................    $18.40         $11.00
First Quarter (ending September 30, 2001) ..................    $15.40         $ 9.41

Fiscal Year ending June 30, 2001
Fourth Quarter (ending June 30, 2001) ......................    $19.19         $10.91
Third Quarter (February 8, 2001 through March 31, 2001) ....    $23.48         $12.31

On January 30, 2002, the closing price of our common stock, as reported by Nasdaq, was $16.11 per share.

We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.

8.   Source and Amount of Consideration; Terms of Replacement Options.

Consideration. Subject to the terms of this offer, we will issue replacement options to purchase our common stock under the 2000 LTIP to persons who remain eligible optionholders through the replacement grant date, in exchange for eligible options properly tendered, accepted by us and canceled. The number of shares of common stock underlying replacement options will be the same as the number of shares subject to the eligible options tendered and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events.

As of January 24, 2002, there were 5,951,257 shares of our common stock underlying outstanding eligible options. Of that amount, eligible options covering 247,766 shares of our common stock were held by persons not eligible to participate in this offer. As a result, if we receive and accept tenders of all currently outstanding eligible options from all optionholders who are eligible to participate in this offer, we expect that we will issue replacement options exercisable into an aggregate of 5,703,491 shares of our common stock.

Terms of Replacement Options. The replacement options will be granted under the 2000 LTIP pursuant to new option agreements, including the related award notice. Except as otherwise noted in this offer and with regard to tax consequences for residents of countries other than the United States (see Section 13 ("Material
                                                         ----------
Tax Consequences")), and except with respect to the exercise price, the expiration date and the vesting schedule, we expect that the terms and conditions of the replacement options will be the same as the terms and conditions of the eligible options tendered for exchange. Shortly after the replacement grant date, we will deliver a new option agreement and award notice to each eligible optionholder whose eligible options were properly tendered and accepted for exchange and canceled by us. Each recipient of a replacement option will be expected to execute and deliver to us the award notice as soon as practicable. The grant of replacement options pursuant to this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

The following description summarizes the material terms of the 2000 LTIP and options granted thereunder including, where different, the replacement options. We do not make specific reference to the replacement options in all paragraphs because in most cases the terms of the replacement options will be the same as the terms of any other option granted under the 2000 LTIP. Our statements in this offer to exchange concerning the 2000 LTIP and the replacement options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2000 LTIP and the form of option agreements under the 2000 LTIP, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. See Section 16 for a discussion of how to
                                      ----------
obtain copies of the 2000 LTIP and form of option agreement.

     Available Shares of Common Stock. The total number of shares of common
     --------------------------------
stock subject to the 2000 LTIP is equal to the greater of (i) 177,000,000 (subject to adjustment for stock splits, stock dividends and similar transactions), and (ii) 25% of the sum of (x) the number of issued and outstanding shares of our common stock and (y) the total number of shares then available under the 2000 LTIP.

     Eligible Participants. All officers, employees and consultants, and persons
     ---------------------
expected to become officers, employees or consultants, of KPMG Consulting or any of its affiliates are eligible to receive awards under the 2000 LTIP. Non-employee directors are eligible to receive non-qualified stock options. In addition, awards may be granted to persons who are otherwise eligible to participate in the 2000 LTIP and who are subject to the laws of foreign countries or jurisdictions. Awards granted to such persons may be subject to terms and conditions different from those specified in the 2000 LTIP. However, our directors and executive officers are not eligible to participate in this offer.

     Awards. The 2000 LTIP permits the granting of stock options that are
     ------
incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and non-qualified stock options (stock options that do not qualify as incentive stock options). All eligible options subject to this offer are non-qualified stock options. All replacement options that may be granted pursuant to this offer will also be non-qualified stock options. The 2000 LTIP also permits the grant of stock appreciation rights, restricted stock, bonus stock, and performance awards.

     Administration. The Compensation Committee of our Board of Directors has
     --------------
authority to administer the 2000 LTIP, with broad discretion to fashion the terms of grants, including type, size and exercise price, as it deems appropriate. The Compensation Committee also selects the persons to whom awards are granted. The Compensation committee has delegated substantial authority with respect to awards under the 2000 LTIP to the Chief Executive Officer of KPMG Consulting.

     Term and Termination. The term of each option granted under the 2000 LTIP
     --------------------
is fixed by the Compensation Committee. The replacement options to be granted pursuant to this offer will expire 10 years from the date they are granted. Typically, once granted, options will remain exercisable upon the termination of employment or directorship, whether for retirement or otherwise, for a period of 3 months after the termination date, to the extent they were vested on the date of termination. In the case of separation due to death or disability, the number of shares which were vested on the date of such separation will remain exercisable for one year after such date. In no event can any part of an option be exercised after its termination date.

     Forfeiture of Option. If the optionholder (a) breaches any covenant
     --------------------
relating to confidentiality, intellectual property, noncompetition or nonsolicitation; or (b) directly or indirectly engages in any activity contrary, inimical or harmful to the interests of KPMG Consulting, including but not limited to violations of our policies, for instance our insider trading policies, and participation in any activity not approved by our Board of Directors which could reasonably be foreseen as contributing to or resulting in a change of control of KPMG Consulting, then such optionholder's options terminate immediately and the optionholder must pay KPMG Consulting an amount in cash determined by multiplying the number of shares of common stock purchased under options exercised within the prior three months by the difference between
(i) the market price of our common stock on the date of such exercise and (ii) the per-share exercise price applicable to such option.

     Exercise Price. The exercise price of options granted under the 2000 LTIP
     --------------
is determined by the Compensation Committee, but cannot be less than the last sale price of a share of our common stock on the date of the grant. The per-share exercise price of the replacement options to be granted pursuant to this offer will equal 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the date such replacement option is granted. Because we will not grant replacement options until at least 6 months and 1 day after the date we cancel the eligible options accepted for exchange, it is possible that the replacement options may have a higher exercise price than your eligible options, and therefore your replacement options could be worth less than your tendered eligible options. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your options.

     Underlying Shares. The number of shares issued upon exercise of the
     -----------------
replacement options will equal the number of shares covered by the eligible options given up in exchange, subject to any adjustments for stock splits, stock dividends, or similar events.

     Vesting and Exercise. The Compensation Committee determines at what time or
     --------------------
times each option may be exercised; generally, options granted under the 2000 LTIP typically vest equally over four years from the date they are granted, except that non-employee-director options typically vest in full after one year. Your eligible options currently vest evenly over four years from the date they were originally granted. Subject to the terms and conditions of a new option grant agreement and award notice, each replacement option will vest 1/3 on each of the first three anniversaries of the replacement grant date, regardless of the vesting schedule that was applicable to the eligible options tendered in exchange. In other words, if your eligible option covers 3,000 shares of our common stock, with 50% or 1,500 shares vested, your replacement grant would cover 3,000 shares of our common stock, but none of those shares would be vested until the one-year anniversary of the replacement grant date, at which point 1/3, or 1,000 shares, would vest.

     Method of Exercising Options. After the replacement options are
     ----------------------------
exercisable, the optionholder may exercise the options in accordance with the terms of the 2000 LTIP and the optionholder's option agreement by providing us with (i) a written notice identifying the option and stating the number of whole shares of common stock that the optionholder desires to purchase; (ii) such other documents as we may reasonably request; and (iii) payment of the exercise price in full (a) in cash; (b) by delivery of shares of common stock then held by such optionholder having an aggregate market value equal to the total purchase price, and which the optionholder has held for at least 6 months or has purchased on the open market; (c) in cash by a broker-dealer acceptable to KPMG Consulting to whom the optionholder has submitted an irrevocable notice of exercise; or (d) as a combination of cash and shares. Upon our request, the optionholder is also required to pay to us any amount that we are required to withhold under applicable federal, state, local and foreign tax laws with respect to such exercise.

     Prohibition Against Transfer, Pledge and Attachment. The options, and the
     ---------------------------------------------------
rights and privileges conferred by them, are personal to the optionholder and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way (whether by operation of law or otherwise), and during the optionholder's lifetime shall be exercisable only by the optionholder. An optionholder may transfer an option, and the rights and privileges conferred by it, upon the optionholder's death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the options to the same extent as the optionholder.

     Change of Control. If we merge or are consolidated with, or sell or
     -----------------
transfer substantially all of our assets or stock to, another entity before we grant the replacement options, it would be our intent to negotiate the terms of that change of control transaction such that eligible optionholders who tender options pursuant to this offer would receive options to purchase securities of the acquirer. However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of KPMG Consulting and its stockholders; management may elect to cancel this offer and any obligation to grant the replacement options. If we were to cancel this offer in connection with a change of control transaction, tendering optionholders would not receive options to purchase securities of the acquirer or any other consideration for their tendered options.

     Adjustments Upon Certain Events. If the outstanding shares of our common
     -------------------------------
stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, our Compensation Committee will have the authority to appropriately adjust the relevant terms and conditions of outstanding awards and replacement options.

     Amendment of 2000 LTIP. Our Board of Directors or the Compensation
     ----------------------
Committee may amend the 2000 LTIP at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided that any amendment that would, among other things, increase the maximum number of shares of common stock available under the 2000 LTIP or extend the term of our 2000 LTIP, requires the approval of our stockholders.

     Rights as Stockholders and Employees. Optionholders have no rights with
     ------------------------------------
respect to any of our common stock subject to outstanding options until such shares are purchased in accordance with the provisions of the 2000 LTIP and option agreement. Nothing in the 2000 LTIP confers upon any optionholder any right to continued employment.

     Tax Consequences. You should refer to Section 13 for a discussion of some
     ----------------                      ----------
of the tax consequences of accepting or rejecting this offer to tender eligible options for cancellation and of the grant of the replacement options under this offer to exchange. We strongly recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     Registration of Underlying Shares. 80 million shares of common stock
     ---------------------------------
issuable upon exercise of options under the 2000 LTIP have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of KPMG Consulting, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

9.   Information Concerning KPMG Consulting; Summary Financial Information.

KPMG Consulting, Inc. was organized as a corporation under the laws of the State of Delaware in 1999. Our principal executive offices are located at 1676 International Drive, McLean, Virginia 22102. Our main telephone number is 703-747-3000. We were previously a part of KPMG LLP, one of the "Big 5" accounting and consulting firms. In January 2000, KPMG LLP transferred its consulting business to us. In February 2001 we completed our initial public offering, and on February 8, 2001 our common stock began trading on the Nasdaq National Market.

We are one of the world's largest consulting firms, with nearly 10,000 employees including approximately 8,300 professional consultants. We serve over 2,500 clients, including global 2000 and Fortune 1000 companies, small and medium-sized businesses, government agencies and other organizations. We provide our clients with a range of service offerings that combine industry-specific business strategy and operational improvements, technology implementation, business systems and network integration. Our service offerings are designed to help our clients generate revenues, reduce costs, and access the information necessary to operate their business in a more real-time environment. These services include business and technology strategy, process design and operations improvement, systems integration, network integration and infrastructure, and outsourcing.

We provide consulting services through five industry groups in which we have significant industry-specific knowledge. Our focus on specific industries provides us with the ability to tailor our service offerings to reflect an understanding of the marketplaces in which our clients operate and enables our clients to achieve their objectives more quickly and efficiently. These groups are (1) Public Services; (2) Financial Services; (3) Communications and Content;
(4) High Technology; and (5) Consumer and Industrial Markets. We also have multi-national operations covering North America, Latin America, Ireland, Israel and the Asia-Pacific region. We utilize this multi-national network to provide integrated service to clients throughout these regions. In other regions, we frequently provide our clients with services directly and, in some instances, we serve our clients through longstanding working relationships with other consulting providers.

Summary Financial Information

Set forth below is a selected summary of our financial information. This information should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001. The statement of operations data for the seven months ended January 31, 2000, the five months ended June 30, 2000 and the fiscal year ended June 30, 2001, and the balance sheet data as of June 30, 2001, are derived from our audited financial statements incorporated herein by reference (certain amounts were reclassified to conform with the fiscal 2002 presentation). The statement of operations data for the three months ended September 30, 2000 and 2001, and the balance sheet data as of September 30, 2001, are derived from our unaudited consolidated financial statements incorporated herein by reference. In the opinion of our management, the unaudited consolidated statements of operations data for the three months ended September 30, 2000 and 2001, and the unaudited consolidated balance sheet data as of September 30, 2001, have been prepared on the same basis as the audited consolidated financial statements, and reflect all normal recurring adjustments considered necessary to present fairly the information set forth therein. The historical results of operations are not necessarily indicative of the operating results to be expected in the future. Certain prior period amounts have been reclassified to conform with the current period presentation.

Summarized Statement of Operations Data (in thousands, except per-share amounts)

                                                   Seven Months Ended     Five Months    Year Ended         Three Months Ended
                                                       January 31        Ended June 30,    June 30,            September 30,
                                                         2000 (1)           2000 (1)       2001 (1)         2000           2001
                                                   ------------------    --------------  -----------    -----------    -----------
Gross revenues ...................................     $ 1,264,818        $ 1,105,166    $ 2,855,824    $   679,436    $   608,891
Total costs of service ...........................         896,680            825,909      2,141,076        500,673        444,927
                                                       -----------        -----------    -----------    -----------    -----------
Gross margin .....................................         368,138            279,257        714,748        178,763        163,964
     Selling, general and administrative
       expenses ..................................         236,161            206,821        493,819        117,806        119,932
     Special payment to managing directors .......            --               34,520           --             --             --
                                                       -----------        -----------    -----------    -----------    -----------
Operating income .................................         131,977             37,916        220,929         60,957         44,032
     Interest expense ............................         (27,339)           (16,306)       (17,175)        (4,980)          (617)
     Interest income .............................            --                6,178          2,386            361            764
     Equity in losses of affiliate and loss on
       redemption of equity interest in
       affiliate .................................         (14,374)           (15,812)       (76,019)       (12,580)          --
     Other, net ..................................              28               (439)         6,727             55           --
                                                       -----------        -----------    -----------    -----------    -----------
Income before partner distributions and
    benefits (1) .................................     $    90,292
                                                       ===========

Income before taxes ..............................                             11,537        136,848         43,703         44,179
Income tax expense ...............................                             29,339        101,897         23,170         21,863
                                                                          -----------    -----------    -----------    -----------
Net income (loss) before cumulative effect of
  change in accounting principle .................                            (17,802)        34,951         20,533         22,316
Cumulative effect of change in accounting
  principle (2) ..................................                               --             --             --          (79,960)
                                                                          -----------    -----------    -----------    -----------
Net income (loss) ................................                            (17,802)        34,951         20,533        (57,644)

Dividend on Series A Preferred Stock .............                            (25,992)       (31,672)       (15,836)          --
Preferred stock conversion discount ..............                               --         (131,250)          --             --
                                                                          -----------    -----------    -----------    -----------
Net income (loss) applicable to common
  stockholders ...................................                        $   (43,794)   $  (127,971)   $     4,697    $   (57,644)
                                                                          ===========    ===========    ===========    ===========


Earnings (loss) per share - basic and diluted:
Income before cumulative effect of change in
  accounting principle applicable to common
  stockholders ...................................                        $     (0.58)   $     (1.19)   $      0.06    $      0.14
Cumulative effect of change in accounting
  principle applicable to common stockholders ....                                --            --             --            (0.50)
                                                                          -----------    -----------    -----------    -----------


Net income (loss) applicable to common
  stockholders ...................................                        $     (0.58)   $     (1.19)   $      0.06    $     (0.36)
                                                                          ===========    ===========    ===========    ===========








Summarized Balance Sheet Data
(in thousands, except per-share amounts)                           June 30, 2001          September 30, 2001
                                                                   -------------          ------------------
Cash and cash equivalents.........................................   $ 45,914                  $ 40,354
Working capital ......... ........................................    350,650                   349,919
Current assets ...................................................    704,759                   674,123
Noncurrent assets ................................................    294,876                   223,850
Total assets .....................................................    999,635                   897,973
Current liabilities ..............................................    354,109                   324,204
Long term obligations ............................................     13,414                    12,115
Stockholders' equity .............................................    632,112                   561,654
Book value per share (3) .........................................   $   4.01                  $   3.58

Ratio of Earnings to Fixed Charges (in thousands, except ratio amounts)

The following table sets forth our ratio of earnings to fixed charges for the seven months ended January 31, 2000, the five months ended June 30, 2000, the fiscal year ended June 30, 2001, and for the three months ended September 30, 2000 and 2001. These ratios show the extent to which our business generates enough earnings after the payment of all expenses other than interest and preferred stock dividends to make required interest and dividend payments on our debt and preferred stock.

For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations and fixed charges ("adjusted earnings"). Fixed charges include gross interest expense, amortization of deferred financing expenses, and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

Preferred stock dividends consist of the amount of pretax earnings required to pay the dividends on Series A preferred stock.


                                                    Seven Months      Five Months               Three Months Ended
                                                       Ended             Ended     Year Ended       September 30,
                                                     January 31,       June 30,     June 30,    ------------------
                                                      2000 (1)         2000 (1)     2001 (1)      2000       2001
                                                      --------         --------     --------    -------    -------
  Earnings:
      Income before taxes and before
        adjustments for minority interest and
        equity in losses of affiliate and
        loss on redemption of equity ..............   $104,638          $27,788     $213,007    $56,338    $44,179
  Adjustments:

    (a) Fixed charges:

        (1) Interest on borrowed funds ............     27,339           16,306       17,175      4,980        617
        (2) 1/3 of rent ...........................     10,857            8,048       13,767      4,795      5,250
    (b) Preference dividends (pre-tax amounts).....        --            43,942       53,545     26,773        --
                                                      --------          -------     --------    -------    -------
    (c) Adjusted earnings .........................   $ 142,83          $52,142     $243,949    $66,113    $50,046
                                                      ========          =======     ========    =======    =======
  Fixed charges and preferred dividends ...........   $  38,19          $68,296     $ 84,487    $36,548    $ 5,867
                                                      ========          =======     ========    =======    =======
  Ratio of earnings to fixed charges ..............     3.74 x           0.76 x       2.89 x     1.81 x     8.53 x
                                                      ========          =======     ========    =======    =======

(1) We completed the separation ("Separation") of our company from KPMG LLP on January 31, 2000. As a partnership, all of KPMG LLP's earnings were allocable to its partners. Accordingly, distributions and benefits to partners were not reflected as an expense in our historical financial statements through January 31, 2000. Additionally, as a partnership, KPMG LLP was not subject to income taxes and, as a result, our historical financial statements through January 31, 2000 do not include a provision for income taxes. Effective February 1, 2000, following our Separation from KPMG LLP and our commencement of operations in corporate form, our historical financial statements include payments for services rendered by our managing directors, who were formerly consulting partners of KPMG LLP, in professional compensation, and a provision for income taxes. Consequently, the historical results of operations for the year ended June 30, 2001, which reflect a corporate basis of presentation, and the summation of the five months ended June 30, 2000, which reflect a corporate basis of presentation, and the seven months ended January 31, 2000, which reflect a partnership basis of presentation, are not directly comparable.

As a partnership, all of KPMG LLP's earnings were allocable to its partners. Accordingly, distributions and benefits to partners have not been reflected as an expense in our historical financial statements through January 31, 2000. As a corporation, effective February 1, 2000, payments for services rendered by our managing directors are included as professional compensation. Likewise, as a corporation, we are subject to corporate income taxes effective February 1, 2000.

Certain fiscal 2000 and 2001 amounts have be reclassified to conform to the fiscal 2002 presentation.

(2) The cumulative effect of change in accounting principle related to the Company's adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," as of July 1, 2001. Upon adoption the Company incurred a non-cash transitional impairment charge of $80.0 million.

(3) KPMG Consulting's book value per share is calculated by dividing total stockholders' equity by the number of shares of common stock outstanding on the relevant date.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning Securities of KPMG Consulting.

The directors and executive officers of KPMG Consulting, their positions and offices held and their beneficial ownership in our common stock and eligible options as of January 24, 2002, are set forth in Schedule A attached hereto.
                                                 ----------
Directors and executive officers of KPMG Consulting are not eligible to participate in this offer; we do not anticipate that any affiliate of KPMG Consulting will participate in this offer.

Except as listed below, there are no agreements, understandings, or arrangements, whether or not legally enforceable, between KPMG Consulting, or any director or executive officer of KPMG Consulting, and any other person, with respect to any securities of KPMG Consulting:

     o In connection with the separation of KPMG Consulting from its parent company in January 2000, several of our managing directors (including several of our executive officers) were issued common stock of KPMG Consulting pursuant to a member distribution agreement. Under the terms of that agreement, 60% of those shares cannot be transferred, with the transfer restrictions on one-fourth of those shares lapsing on August 7 in each of the years 2002-2005. If a managing director breaches certain non-competition and non-solicitation covenants, then the transfer restrictions which have not expired as of the date of the breach will be extended until January 31, 2010.

     o Under the 2000 LTIP, our employees (including our executive officers) may receive a variety of stock awards, including stock options, restricted stock awards, bonus stock, stock appreciation rights (SARs) and performance shares. All stock awards to executive officers are at the discretion of the Compensation Committee of the Board of Directors. To date, our executive officers have received only stock options and restricted stock awards.

     o Upon election to our Board of Directors, each non-employee director receives a stock option under the 2000 LTIP to purchase 15,000 shares of our common stock, and receives an option to purchase an additional 4,000 shares of our common stock each year. The chair of the Audit Committee is also entitled to an option to purchase 5,000 shares of our common stock upon his or her initial appointment to that position.

     o Under the 2000 LTIP, if there is a change in control, all stock options will immediately become exercisable in full and the restriction periods that are applicable to any outstanding restricted stock awards will immediately lapse. In some circumstances, we may be required to pay the holders of stock options or restricted stock the cash value of those stock options or restricted stock if there is a change in control. "Change in control" is defined to include certain sales or transfers of our assets, certain mergers, consolidations or reorganizations, certain changes in the composition of our Board of Directors and the acquisition of a substantial percentage of our common stock by a person or group of persons. These provisions apply equally to all recipients of stock options (including our executive officers and directors) and restricted stock awards (including our executive officers).

     o Our executive officers may make periodic purchases pursuant to the provisions of our employee stock purchase plan, and may invest their account balances in our 401(k) Plan in our common stock.

     o Pursuant to an agreement between KPMG Consulting and Cisco Systems, Inc., Cisco has agreed, among other things, that prior to January 31, 2003 it will not, without the prior written consent of KPMG Consulting, directly or indirectly sell or otherwise dispose of or acquire any KPMG Consulting voting securities, including common stock. KPMG Consulting agreed to provide Cisco with certain registration rights under the same agreement.

Except as listed below, neither we nor any of our subsidiaries have effected any transactions involving the eligible options or our common stock in the past 60 days. To our knowledge, there have been no transactions involving eligible options or our common stock by any of our directors or executive officers or any directors or executive officers of any of our subsidiaries during the past 60 days:

     o Our Board of Directors has authorized us to repurchase up to $100 million of our outstanding common stock. Pursuant to this authorization, we have repurchased an aggregate of 2,330,000 shares of our common stock from September to December of 2001 for an aggregate purchase price of $27,473,110. These transactions were executed on the open market.

11. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

There are a considerable number of stock options outstanding with an exercise price of $55.50 per share, which is significantly above the current and recent trading prices of our common stock. We believe that by re-aligning option prices closer to our current stock price we can maintain compensation packages that will better motivate and reward our employees, creating more effective performance incentives and ultimately maximizing stockholder value. We could accomplish this goal by repricing existing options, which would enable eligible optionholders to immediately hold options with a per-share exercise price equal to 110% of our current market price. However, the repriced options would be subject to "variable accounting," which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the canceled option within (a) the shorter of (i) the 6-month period immediately prior to the date on which this offer commenced or (ii) the period from the date of grant of the canceled option to the date on which this offer commenced; or
(b) the period ending six months after the date of cancellation, the cancellation and exchange would be deemed a repricing resulting in "variable accounting." The cancellation of an existing option and the issuance of another option within these time periods will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option. These events could adversely affect our stock price.

We anticipate that eligible options we accept for exchange and acquire pursuant to this offer will be canceled shortly after the expiration of this offer. The common stock underlying the canceled eligible options will return to the pool of shares of common stock available for grant under the 2000 LTIP.

We believe that consummation of this offer will result in minimal compensation expense to KPMG Consulting because:

     o we will not grant any replacement options until a day that is at least 6 months and 1 day after the date that we accept and cancel eligible options tendered for exchange;

     o the per-share exercise price of the replacement options to be granted pursuant to this offer will be equal to 110% of the last sale price of our common stock as reported by the Nasdaq National Market on the replacement grant date;

     o we have granted eligible optionholders only a limited number of options with an exercise price lower than $55.50 per share within the last 6 months; and

     o we do not intend to grant any options to any current employees until the replacement grant date.

     Due to complex accounting rules and our internal compensation policies, we do not intend to grant any options to any current employees, whether or not they are participating in this offer or are eligible to participate in this offer, until after the replacement grant date. If we were to grant any intervening options to any optionholder who is eligible to receive replacement options before the scheduled replacement grant date, such intervening option grant may be treated for financial reporting purposes as subject to "variable accounting" to the extent that the number of shares subject to that option is equal to or less than the number of shares subject to the optionholder's eligible options elected for exchange and to the extent the exercise price of the intervening option is less than the exercise price of the canceled eligible options. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the intervening options is less than the $55.50 per share exercise price of the canceled eligible options. This compensation expense would accrue as a charge to our earnings over the period during which the intervening options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the intervening options.

12.  Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to this offer. We are not aware of any margin requirements or anti-trust rules applicable to this offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of replacement options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required in connection with this offer. However, we may be required to obtain regulatory approvals or exemptions in order to grant replacement options to eligible optionholders residing outside of the United States. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered options for exchange and to issue replacement options for tendered options is subject to obtaining any such governmental approval.

13.  Material Tax Consequences.

The following is a general summary of the material income tax consequences of the exchange of eligible options and grant of replacement options under this offer for tax residents in the countries indicated. This summary may not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the option, the information contained in this summary may not be applicable to you. All eligible options are non-qualified stock options, and all replacement options will also be non-qualified stock options. As a result, all tax discussions provided below address only non-qualified stock options.

Tax Residents of the United States
----------------------------------
This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this offer, all of which may change, possibly on a retroactive basis.

Option Exchange. You will not be required to recognize any income for U.S. federal income tax purposes solely as a result of the exchange of an eligible option for a replacement option. We believe the exchange will be treated as a non-taxable exchange of non-qualified options.

Grant of Replacement Option. You will also not be required to recognize income for U.S. federal income tax purposes at the date of grant of the replacement option. You are not required to recognize taxable income for U.S. federal income tax purposes if you are awarded stock options.

Exercise of Replacement Option. When you exercise the replacement option, the amount by which the fair market value of the shares you purchase exceeds the exercise price you pay for those shares generally will be treated as taxable compensation income, and you will be subject to withholding of income and employment taxes.

Sale of Underlying Shares. The tax basis of any shares received upon the exercise of a replacement option generally will be equal to the fair market value of such share on the date of exercise. The subsequent sale of those shares generally will give rise to capital gain or loss equal to the difference between the amount realized on the sale and such tax basis. This capital gain or loss will be treated as long-term or short-term depending upon whether you held the shares for more than one year following exercise of the replacement option.

Tax Residents of Canada
-----------------------
This discussion is based on the assumption that our shares of common stock will qualify as "prescribed shares" under the Income Tax Act (Canada) (the "Act") at the time you exercise the replacement options.

Option Exchange. We do not believe that you will be required to recognize any taxable income solely as a result of the exchange of your eligible options for replacement options. We believe that the exchange will be treated as two separate transactions, where the tender of your eligible options is viewed as the delivery of the options for no consideration, followed by the subsequent grant of the replacement options which will be taxed in accordance with the usual rules. However, the manner in which the Canada Customs and Revenue Agency ("CCRA") will treat this transaction is not certain. If the CCRA is of the view that the tender of eligible options and the grant of the replacement options must be viewed as a single transaction, then a tax-neutral exchange or "rollover" should be available for the exchange of your options. Alternatively, the CCRA might deem your the eligible options to be repriced options; however, even in this case, it does not appear that you will be required to recognize any taxable income as a result of the option exchange nor should this result in the loss of the preferential 50% tax deduction ordinarily available upon the exercise of options.

Grant of Replacement Option. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Option. Subject to the deferral provisions discussed below, you will be subject to income tax when you exercise the replacement options based on the difference between the fair market value of the shares on the date of exercise and the exercise price. Assuming that the CCRA does not deny the 50% tax deduction, you can exclude one-half of this "spread" from the taxable amount and you will be subject to tax on the remaining one-half of the spread at your applicable marginal tax rate.

You may be able to defer the taxation on the taxable spread arising on exercise until the earliest of the time that you sell the shares purchased on exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by 15 January of the year following the year in which shares are acquired under the relevant plan.

You can only defer taxation on the spread up to the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted. Please note that if the CCRA successfully assesses the option exchange as a repricing of the eligible options, the deferral will not be available unless the Act is amended to eliminate this result.

Sale of Underlying Shares. If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will generally be one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees). Income tax will be assessed on the taxable income at your marginal income tax rate.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent taxation year.

Any amount on which taxation was deferred at exercise will become taxable at the time the shares are sold.

Tax Residents of Egypt
----------------------
Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of your eligible options for replacement options.

Grant of Replacement Option. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Option. When you exercise your replacement options, you could be subject to tax on the difference between the fair market value on the date of exercise and the exercise price. In practice, however, it is unlikely that you will be subject to tax when you exercise the replacement options using the cash purchase method of exercise. If you use the cashless exercise for stock method of exercise, you will be taxed at the time of exercise on the shares sold. The taxable amount will be the difference between the exercise price and the sale price. If you use the cashless exercise for cash method of exercise, you will be subject to tax at the time of exercise on the difference between the exercise price and the sale price.

Sale of Underlying Shares. If you acquire shares upon exercise and were not taxed at that time, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale price and the exercise price. If you were taxed at exercise, you will be subject to tax on the difference between the sale price and the fair market value on the date of exercise.

Tax Residents of Israel
-----------------------
Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of your eligible options for replacement options.

Grant of Replacement Option. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Option. You will be subject to income tax when you exercise the replacement options on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. The spread may also be subject to national insurance and health insurance contributions if and to the extent your income in the month during which you exercise the replacement options is below the relevant social insurance contribution limits.

Sale of Underlying Shares. When you sell your shares acquired upon exercise of the replacement options, you will be subject to tax at a flat rate of 35%. You will be taxed on the gain realized on the sale of the shares, i.e., the difference between the sale price and the fair market value of the shares on the date of exercise.

Tax Residents of Thailand
-------------------------
Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of your eligible options for replacement options.

Grant of Replacement Option. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Option and Sale of Underlying Shares. Because of legal restrictions in Thailand, you are not permitted to receive shares of our common stock in exchange for your replacement option. When you exercise the replacement options, you will be limited to using the cashless-exercise-for-cash exercise method of exercise, and will be eligible to receive cash in the amount of the net sales proceeds. You will be subject to tax on the difference between the fair market value of the shares sold and the exercise price.

Tax Residents of the United Kingdom
-----------------------------------
Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of your eligible options for replacement options.

Grant of Replacement Option. You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Option. Any replacement options granted to you will be granted under a non-approved stock option plan. Consequently, you will be subject to income tax when you exercise your replacement options on the difference (or "spread") between the fair market value of the underlying shares on the date of exercise and the exercise price.

In accordance with rules promulgated by the U.K. Inland Revenue, employers and employees are required to pay National Insurance Contributions (NICs) based on the employees' earnings, including the spread between the fair market value of the shares on the date of exercise and the exercise price of options granted after April 5, 1999. You will be subject to the employee's NICs only if your earnings do not already exceed the maximum limit for NIC purposes. The maximum limit is (pound)29,900 per year for the U.K. tax year April 6, 2001 to April 5, 2002.

Sale of Underlying Shares. When you sell your shares acquired upon exercise of the replacement options, you will be subject to capital gains tax. The tax is due on any increase in the value of the shares between the date on which you exercise the replacement options and the date on which you sell the shares acquired upon exercise of such options. Any capital gains tax you may owe is subject to an annual personal exemption (currently (pound)7,500

(approximately US$10,890) for the U.K. tax year April 6, 2001 to April 5, 2002) and to tapering relief calculated with reference to the period of time during which you held the shares following the exercise of the replacement options.

WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

14.  Extension of Offer; Cancellation; Amendment.

Although we do not currently intend to do so, we expressly reserve the right to, from time to time, extend the period of time during which this offer is open, by sending notice via your KPMG Consulting e-mail account, or via mail or facsimile if you requested that we use that method of delivery in connection with this offer, no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration date. If this offer is extended, the replacement grant date may be extended to ensure that the replacement options are granted more than 6 months and 1 day following the date the tendered eligible options were canceled. If you would prefer to receive hard copies, via mail or facsimile, of the documents we distribute in connection with this offer rather than receiving electronic copies via your KPMG Consulting e-mail account, you should contact Linda Chan, Stock Plan Manager, as soon as possible via telephone (212-872-4394), facsimile (212-954-7113) or e-mail
(US-optionexchange@kpmg.com). We also reserve the right, in our reasonable judgment (1) to cancel or extend this offer at any time, either before or after expiration, pursuant to Section 12; and (2) prior to the expiration date of this
                        ----------
offer, to cancel, extend or amend this offer upon the occurrence of any of the conditions specified in Section 6. We will notify you of such cancellation,
                        ---------
extension or amendment, via your KPMG Consulting e-mail account, or via mail or facsimile if you requested that we use that method of delivery in connection with this offer. Upon any cancellation of this offer, all eligible options, whether or not tendered as part of this offer, will remain outstanding upon their current terms and conditions.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion and regardless of whether any event set forth in Section 6 has
                                                                 ---------
occurred, to amend this offer in any respect prior to the expiration date, including, without limitation, by decreasing or increasing the consideration offered in this offer or by decreasing or increasing the number of eligible options being sought in this offer. Amendments to this offer may be made at any time and from time to time prior to the expiration of this offer. If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will notify you of the change via your KPMG Consulting e-mail account, or via mail or facsimile if you requested that we use that method of delivery in connection with this offer, and we will extend this offer to the extent required by the Exchange Act. If we decide to increase or decrease what we will give you in exchange for your eligible options, we will notify you via your KPMG Consulting e-mail account, or via mail or facsimile if you requested that we use that method of delivery in connection with this offer, and, if this offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of not fewer than 10 business days after the date the notice is published.

15.  Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.  Additional Information.

With respect to this offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as amended, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your eligible options:

     (a) Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 14, 2001;

     (b) Proxy Statement on Schedule 14A for our annual meeting of stockholders held on November 7, 2001, filed with the SEC on September 28, 2001;

     (c) Annual Report on Form 10-K for the fiscal year ended June 30, 2001, filed with the SEC on September 28, 2001;

     (d) Registration Statement on Form S-8 (File No. 333-55378), filed with the SEC on February 9, 2001 (registering shares to be issued under the 2000 LTIP); and

     (e) The description of our common stock contained in our Registration Statement on Form 8-A (File No. 333-36328 ), filed with the SEC on August 18, 2000, including any amendments or reports we have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at:

450 Fifth Street, N.W.
Suite 1300
Washington D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

Our common stock is listed for trading on the Nasdaq National Market under the symbol "KCIN," and our SEC filings can be obtained from Nasdaq by calling the Nasdaq Historical Resource Service at 301-978-5313 or by accessing Nasdaq's internet site at http://www.nasdaq.com.

We will also provide without charge to each person to whom we deliver a copy of this offer to exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may also request that we send you the documents we distribute in connection with this offer in hard copy, via mail or facsimile, rather than sending them to your KPMG Consulting e-mail account. Requests should be directed, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time, to:

KPMG Consulting, Inc.
757 Third Avenue
8th Floor
New York, NY, 10017
Attention: Linda Chan, Stock Plan Manager
Telephone: 212-872-4394
Facsimile: 212-954-7113
e-mail: US-optionexchange@kpmg.com

The information about us contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

17.  Forward Looking Statements.

This offer to exchange and our SEC reports referred to above include "forward-looking statements." These statements relate to future events or our future financial performance and reflect our current expectations and projections about our future results, performance, prospects and opportunities. In some cases you can identify forward-looking statements by terms such as "may," "will," "plan," "expects," "anticipates," "believes," "intends," "predict," "potential," "could," "should" and "estimates" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2002 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, among other things, those listed under the heading entitled "Factors Affecting Future Financial Results" attached as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 14, 2001. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

18.  Miscellaneous.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

KPMG Consulting, Inc.
February 1, 2002

                                   Schedule A

            Beneficial Ownership of Common Stock and Eligible Options



                                                 Shares of Common Stock
                                                      underlying              Percent of          Shares of Common     Percent of
                                                    Eligible Options       Eligible Options      Stock Beneficially   Common Stock
Name                  Office(s) Held             Beneficially Owned (1)     Outstanding (2)           Owned (3)      Outstanding (4)
----                  --------------             ---------------------- -----------------------  ------------------  ---------------

Executive Officers

Randolph C. Blazer    Chairman of the Board,
                      Chief Executive Officer
                      and President                     69,375                1.2%                  390,506 (5)             *
Bradley J. Schwartz   Group Executive Vice
                      President, Worldwide
                      Client Service and
                      Financial Services                49,553                *                     283,175 (5)             *
Michael J. Donahue    Group Executive Vice
                      President and Chief
                      Operating Officer                 39,643                *                     246,738 (5)             *
Robert C. Lamb, Jr.   Executive Vice President
                      and Chief Financial
                      Officer                           39,643                *                     68,660 (5)              *
Nathan H. Peck, Jr.   Executive Vice President
                      and Chief Administrative
                      Officer                           29,732                *                     147,369 (5)             *
David W. Black        Executive Vice
                      President, General
                      Counsel and Secretary             11,892                *                      63,111 (5)             *

Directors

Douglas C. Allred     Director                          -0-                   -0-                    -0-                   -0-
Randolph C. Blazer    See above                         See above          See above               See above             See above
Wolfgang Kemna        Director                          -0-                   -0-                    -0-    (6)            -0-
Roderick C. McGeary   Director                          7,928                 -0-                   129,476 (6)             *
Afshin Mohebbi        Director                          -0-                   -0-                    -0-    (6)            -0-
Alice M. Rivlin       Director                          -0-                   -0-                    -0-    (6)            -0-

All executive
officers and
directors as a group
(12 persons)
                                                       247,766 (8)           4.2%                 1,329,035 (7)             *
Cisco Systems, Inc.
170 West Tasman Drive                                   -0-                   -0-                 15,440,033                9.85%
San Jose, CA 95134 (9)

----------------------------------
The business address and telephone number of each director and executive officer is care of KPMG Consulting, Inc., 1676 International Drive, McLean, Virginia 22102, 703-747-3000.

*   Beneficial ownership does not exceed 1% of the amount outstanding.
(1) Includes all shares of our common stock underlying eligible options, whether or not such shares are presently exercisable or will become exercisable within 60 days of January 24, 2002.
(2) Calculated based on 5,951,257 shares of our common stock underlying all eligible options outstanding on January 24, 2002.
(3) Includes the number of shares of our common stock underlying eligible options held by such person which are presently exercisable or will become exercisable within 60 days of January 24, 2002.
(4) Calculated based on 156,697,943 shares of our common stock outstanding on January 24, 2002, less treasury shares.

(5) Includes 422,809 shares of our common stock subject to stock options granted under the 2000 LTIP that either are presently exercisable or will become exercisable within 60 days of January 24, 2002. Also includes shares of our common stock owned directly or indirectly by spouses of executive officers, children who share the same residence and certain other family members, as to which shares the executive officers in some instances disclaim beneficial ownership. With the exception of shares owned directly or indirectly by spouses, children and certain other family members, each of the beneficial owners indicates that he has sole voting and dispositive powers.
(6) Messrs. Kemna, McGeary, and Mohebbi each hold options to purchase 15,000 shares of our common stock, and Ms. Rivlin holds options to purchase 20,000 shares of our common stock. The options were awarded to them under our 2000 LTIP when they became non-employee directors and, in Ms. Rivlin's case, when she became a non-employee director and the Chair of the Audit Committee. The options will vest on April 24, 2002 with respect to Messrs. Kemna, McGeary and Mohebbi, and on October 1, 2002 with respect to Ms. Rivlin. Mr. McGeary also holds eligible options to purchase 7,928 shares of our common stock which were awarded to him by virtue of his status as a non-employee director and which vested on June 30, 2001. Due to his employer's policy, Mr. Allred is unable to accept stock option grants from us.
(7) Includes 467,460 shares of our common stock subject to stock options granted under the 2000 LTIP that either are presently exercisable or will become exercisable within 60 days of January 24, 2002.
(8) Directors and executive officers of KPMG Consulting are not eligible to exchange their eligible options.
(9) We have included Cisco Systems, Inc. because it is an "associate" (as such term is defined in the Exchange Act) of Mr. Allred, by virtue of his service as an officer of Cisco Systems, Inc.

                                       2